Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Anu Ahluwalia

  (212) 299-2439

NYMEX, COMEX REACH AGREEMENT IN PRINCIPLE ON COMEX DIVISION TRADING RIGHTS

New York, N.Y., August 2, 2006 -- NYMEX Holdings, Inc. announced that the NYMEX Board of Directors and the COMEX Governors Committee have reached an agreement in principle today regarding COMEX Division member rights, including electronic trading rights. The terms of the transaction will include the issuance of NYMEX common stock. Details of the transaction will be disclosed upon completion of a definitive agreement.

The transaction is subject to a number of conditions, including the completion of a definitive agreement, final approvals by the NYMEX Board of Directors and the COMEX Governors Committee, COMEX member approval, NYMEX shareholder approval, and applicable regulatory approvals. There can be no assurance that this transaction will be completed.

As a result of this contemplated transaction, the COMEX Board of Governors has approved the temporary suspension of trading in COMEX memberships, effective immediately, pending completion of a definitive agreement or the termination of discussions.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

###

Forward Looking and Cautionary Statements
This press release may contain forward--looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, and similar words and terms, in connection with any discussion of future results. Forward--looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in forward-looking statements. In particular, the forward--looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities and international hostilities, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward-looking statements.

Statement Regarding Available Information

Please note that this is not intended to be a solicitation for proxy. NYMEX has filed with the Securities and Exchange Commission a preliminary proxy statement. NYMEX's stockholders are urged to read the definitive proxy statement in its entirety, when it becomes available, and any other related documents NYMEX may issue, because they will contain important information about NYMEX, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. These documents may be obtained for free at the SEC's website (www.sec.gov). Additional information on how to obtain these documents from NYMEX will be made available to stockholders. Information about the directors and executive officers of NYMEX and their ownership of NYMEX stock is set forth in the proxy statement.